UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1415 West 22nd Street
Oak Brook, Illinois 60523
Notice of Annual Meeting of Stockholders
To Be Held on April 25, 2006
To the Stockholders of
Federal Signal Corporation:
      The Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) for the year 2006 will be held at the Doubletree Guest Suites and Conference Center, 2111 Butterfield Road, Downers Grove, Illinois on Tuesday, April 25, 2006, at 3:30 p.m., local time, for the following purposes:

1.	To elect three Class I directors of the Company;

2.	To elect one Class II director of the Company; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
      The Board of Directors has fixed the close of business on February 27, 2006 as the record date for determining the holders of Common Stock of the Company entitled to notice of and to vote at the meeting or any adjournment thereof.
      A copy of the Company’s Financial Statements, its Annual Report for the year ended December 31, 2005, and a Proxy Statement and Proxy Card accompany this notice.
      IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.
      No postage is required if the proxy is mailed in the United States.

By order of the Board of Directors,

Jennifer L. Sherman
Secretary
March 20, 2006

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 25, 2006
GENERAL INFORMATION
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Federal Signal Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at the Doubletree Guest Suites and Conference Center, 2111 Butterfield Road, Downers Grove, Illinois on Tuesday, April 25, 2006 at 3:30 p.m., local time, and any adjournment thereof for the following purposes:

1.	To elect three Class I directors of the Company;

2.	To elect one Class II director of the Company; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
      This proxy statement, the notice of annual meeting and the accompanying proxy card were first mailed to stockholders on or about March 20, 2006.
      The accompanying proxy card permits a stockholder to direct whether his or her shares are to be voted for or withheld from the vote for the nominees for director. Each proxy will be voted as the stockholder directs on the proxy. If no such direction is given on a proxy, it is the present intention of the persons named in the proxy card to vote the proxy for the election of the named nominees as directors.
Solicitation Costs
      The costs of solicitation of proxies for the Annual Meeting will be borne by the Company. Following the original solicitation of proxies by mail, certain officers and regular employees of the Company may solicit proxies by correspondence, telephone, e-mail, or in person, but without extra compensation. The Company will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners.
Voting Securities
      Only the holders of record of the Common Stock of the Company at the close of business on February 27, 2006 will be entitled to vote at the meeting. On the record date, there were 48,410,678 shares of Common Stock issued and outstanding.
      A majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the meeting. For purposes of determining if a quorum is present, a designation on the proxy that the stockholder is “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal will be counted as a share represented at the meeting, but broker “non-votes” will not be counted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted as votes cast, whereas broker non-votes are not counted as votes cast for determining whether a proposition has been approved. Each stockholder of record will be entitled to one vote for each share of Common Stock standing in the name of the holder on the books of the Company on the record date.
      A plurality of the votes cast is required for the election of directors, which means that in the election of Class I directors the three nominees with the highest vote totals will be elected as Class I directors, and in the election of a Class II director the nominee with the highest vote total will be elected as a Class II director. As a result, a designation on the proxy that the stockholder is “withholding authority” for a nominee or nominees and broker “non-votes” do not have an effect on the results of the vote for the election of directors.
Revocability of Proxy
      A proxy may be revoked at any time before it is voted by filing a written notice of revocation or a later-dated proxy card with the Secretary of the Company or by attending the Annual Meeting and voting the shares in person. Attendance alone at the Annual Meeting will not revoke a proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS
      The following table sets forth information as of February 27, 2006 with respect to beneficial ownership of Common Stock of the Company by: (i) any person who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, which is the Company’s only class of outstanding voting securities, and (ii) each director and executive officer named in the Summary Compensation Table of this proxy statement, and all directors and executive officers as a group:

	Amount and	Percent of
	Nature of	Outstanding
	Beneficial	Common
Name	Ownership(1)	Stock(2)

Beneficial Owners of More Than Five Percent of the Company’s Common Stock:
Franklin Mutual Advisers, LLC(3)	4,361,420	9.01%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Cooke & Bieler, L.P.(4)	2,565,467	5.30%
1700 Market Street
Philadelphia, PA 19103
Each Director and Named Executive Officer and Directors and Executive Officers as a Group:(5)
Charles R. Campbell, Director	55,836	*
Robert M. Gerrity, Director	5,827	*
Robert S. Hamada, Director	4,791	*
James C. Janning, Director	36,774	*
Paul W. Jones, Director	40,051	*
James E. Goodwin, Director(6)	1,282	*
John F. McCartney, Director	2,187	*
Robert D. Welding, Director and Executive Officer	327,797	*
Stephanie K. Kushner, Executive Officer	113,019	*
Stephen C. Buck, former Executive Officer(7)	185,489	*
Marc F. Gustafson, Executive Officer	40,317	*
Jennifer L. Sherman, Executive Officer	44,913	*
All Directors and Executive Officers as a group (16 persons)	983,848	2.03%

(1)	Totals include shares subject to stock options exercisable within 60 days of February 27, 2006 as follows: Mr. Campbell, 21,969; Mr. Gerrity, 1,469; Mr. Hamada, 1,469; Mr. Janning, 20,836; Mr. Jones, 21,969; Mr. Welding, 120,400; Ms. Kushner, 72,267; Mr. Buck, 97,067; Mr. Gustafson, 7,567; Ms. Sherman, 25,034; and all directors and executive officers as a group, 438,969. Totals also include shares of restricted stock awarded pursuant to the Company’s benefit plans which are subject to certain restrictions under the plans, as follows: Mr. Campbell, 1,230; Mr. Gerrity, 1,230; Mr. Hamada, 1,230; Mr. Janning, 4,838; Mr. Jones, 1,230; Mr. Goodwin, 308; Mr. McCartney, 615; Mr. Welding, 122,200; Ms. Kushner, 28,300; Mr. Buck, 21,875; Mr. Gustafson, 29,750; and Ms. Sherman, 12,825. Totals also include shares held in the Company’s 401(k) plan, as follows: Mr. Welding, 197; Ms. Kushner, 539; Mr. Buck, 16,417; Mr. Gustafson, 241; and Ms. Sherman, 4,122. Totals do not include shares held in the Company’s Rabbi Trust, as follows: Mr. Campbell, 385; Mr. Hamada, 2,617; Ms. Kushner, 7,307; Mr. Buck, 111,113; and all directors and executive officers as a group, 121,668.

(2)	Based upon 48,410,678 shares of Common Stock issued and outstanding as of February 27, 2006 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 27, 2006. The use of “*” denotes percentages of less than 1%.

(3)	The information contained in this portion of the table is based upon a Schedule 13G filed February 7, 2006. The securities were reported as being beneficially owned by one or more open end investment companies or other managed accounts which, pursuant to advisor contracts, are advised by the filer. The filer reported having sole investment and dispositive power with respect to the shares.

(4)	The information contained in this portion of the table is based upon a Schedule 13G filed February 15, 2006. The filer reported holding shared voting power with respect to 1,327,552 shares and shared dispositive power with respect to 2,559,967 shares.

(5)	The information contained in this portion of the table is based upon information furnished to the Company by the individuals named below and from the records of the Company. Except as set forth in the following footnotes, each director and officer claims sole voting and investment power with respect to the shares listed beside his or her name.

(6)	Includes 974 shares jointly owned by Mr. Goodwin and his wife.

(7)	Includes 17,891 shares held by Mr. Buck’s wife and children. Mr. Buck is the former President of the Safety Products Group. He ceased being an executive officer on March 6, 2006.
PROPOSALS 1 AND 2 — ELECTION OF DIRECTORS
      The Company’s Board of Directors consists of eight directors divided into three classes with one class term expiring each year. John F. McCartney and James E. Goodwin were elected to the Board in July 2005 and October 2005, respectively, to fill vacancies. Pursuant to the Company’s Corporate Governance Guidelines, each of Messrs. McCartney and Goodwin are being submitted by the Board of Directors for election at the first regularly scheduled annual meeting of stockholders following their appointment.
      Each of James E. Goodwin, James C. Janning, and Robert D. Welding are nominated as Class I directors for election at this Annual Meeting for a term of three years to expire at the 2009 Annual Meeting or until their successors are elected and qualified. The Board of Directors recommends a vote for the election of Messrs. Goodwin, Janning and Welding as Class I directors. John F. McCartney is nominated as a Class II director for election at this Annual Meeting for a term of one year to expire at the 2007 Annual Meeting or until his successor is elected and qualified. The Board of Directors recommends a vote for the election of Mr. McCartney as a Class II director.
      If on account of death or unforeseen contingencies a nominee is not available for election, the persons named in the proxy will vote the proxy for such other person(s) as the Nominating and Governance Committee may nominate as directors so as to provide a full board. In the election of Class I directors, the three nominees receiving the highest number of votes cast will be elected as Class I directors. In the election of the Class II director, the nominee receiving the highest number of votes cast will be elected as a Class II director.
      Information regarding the nominees for election and the directors continuing in office is set forth below:

		Year First	Year Present	Principal Occupation
		Became	Term	or Employment for
Name	Age	Director	Expires	Last Five Years(1)

Class I Nominees:
James E. Goodwin	61	2005	2006	Mr. Goodwin is currently an independent business consultant. From March 1998 to October 2001, Mr. Goodwin served as Chairman and Chief Executive Officer of United Airlines. Mr. Goodwin is also a member of the Board of Directors of AAR Corporation, DBS Communications and Labe Bank of Chicago.

		Year First	Year Present	Principal Occupation
		Became	Term	or Employment for
Name	Age	Director	Expires	Last Five Years(1)

James C. Janning	58	1999	2006	Mr. Janning is Group President of Harbour Group, Ltd., a diversified holding company, and has held various executive positions at Harbour Group since 1987. Mr. Janning is also a director of Menasha Corp., as well as a director and Chairman of Menasha Forest Products Corp.
Robert D. Welding	57	2003	2006	Mr. Welding was elected President and Chief Executive Officer of the Company in December 2003. Prior to joining the Company, Mr. Welding was Executive Vice President of BorgWarner Inc. and Group President of its Driveline Group automotive parts businesses.
Class II Nominee:
John F. McCartney	53	2005	2006	Mr. McCartney is currently Chairman of Westcon Group, Inc., a specialty distributor of networking and communications equipment. Mr. McCartney was the Vice-Chairman of Datatec Ltd., a technology holding company, from 1998 to 2004. Mr. McCartney also serves on the boards of A.M. Castle & Co. and Huron Consulting Group, Inc.
Continuing Directors:
Class II Directors
Robert M. Gerrity	68	2003	2007	Mr. Gerrity is a director and a principal in Gerrity Partners, a consulting business. He is also Chairman of the Industrial Group of Glencoe Capital, a private equity firm. He is a director of Standard Motor Products, Inc., Rimrock Corporation and Polyair Corporation.
Robert S. Hamada	68	2003	2007	Mr. Hamada is the Edward Eagle Brown Distinguished Service Professor of Finance Emeritus and Dean Emeritus, University of Chicago Graduate School of Business. Mr. Hamada is also a consultant for Hamada Management Consulting. He is currently a director of A.M. Castle & Co.
Class III Directors
Charles R. Campbell	66	1998	2008	Mr. Campbell is a consultant in The Everest Group, a management consulting firm. He was a partner in The Everest Group from 2000 to 2004.
Paul W. Jones	57	1998	2008	Mr. Jones is Chairman, Chief Executive Officer and a director of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors. Mr. Jones was President and Chief Operating Officer of A.O. Smith Corporation from January 2004 until January 2006. Mr. Jones retired in November 2002 as Chairman, President and Chief Executive Officer of U.S. Can Company, positions he had held since April 1998.

(1)	The data contained in this table is based upon information furnished to the Company by the individuals named above.

Independence of Members of the Board of Directors
      The Board of Directors has determined that all of the Company’s directors except Robert D. Welding qualify as independent directors. This determination was made in accordance with the New York Stock Exchange and Securities and Exchange Commission rules and a review of all pertinent relationships between each director and the Company, including any charitable contributions made by the Company to organizations with which a director is affiliated. In connection with making this determination, the Board of Directors reviewed information including director questionnaires and other certifications concerning the relationships between the directors and the Company and any director relationships.
Committees of the Board of Directors
      Pursuant to its By-Laws, the Company has established standing audit, nominating and governance, compensation and benefits, and executive committees.
      Audit Committee. The Audit Committee of the Board of Directors is responsible for monitoring:

•	the integrity of the financial statements of the Company;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the compliance by the Company with legal and regulatory requirements, including the Company’s Code of Business Conduct for all employees and Code of Ethics for the Chief Executive Officer and senior financial officers.
      In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which the Company controls its major financial risk exposures. The Audit Committee has direct and regular access to the Company’s financial executives, including the internal auditor, the Chief Financial Officer, and the independent registered public accounting firm. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. In addition, the Audit Committee considers and approves the performance of non-audit services by the Company’s independent registered public accounting firm, taking into consideration the effect that the performance of these services may have upon the independence of the independent registered public accounting firm.
      The Company’s By-Laws prohibit a director who is also an employee of the Company from serving on the Audit Committee. The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the applicable New York Stock Exchange and Securities and Exchange Commission rules. The members of the Audit Committee are Charles Campbell (Chairman), Robert Hamada, James Goodwin and Robert Gerrity. The Board of Directors has determined that Mr. Campbell qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. None of the Audit Committee members serves on more than three audit committees. Joan Ryan served on the Audit Committee in 2005, but resigned her position as a director of the Company effective October 25, 2005. Messrs. Goodwin and Gerrity were appointed to the Audit Committee effective October 24, 2005.
      The Board of Directors has adopted a Charter for the Audit Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on the Company’s website at http://www.federalsignal.com.
      Nominating and Governance Committee. The Nominating and Governance Committee is responsible for recommending guidelines to the Board of Directors for the governance of the Company, including the structure and function of the Board of Directors and its committees and the management of the Company, as well as identification and recommendation to the Board of Directors of candidates to be elected as directors.
      Stockholders can nominate candidates for election as directors at stockholder meetings by giving at least 30 days advance written notice to the Secretary of the Company along with setting forth the following information with respect to the nominee: name, age, business and residence addresses, principal occupation or employment, the number of Company shares beneficially owned and a consent to serve as a director if elected that would be required for a nominee under the Securities and Exchange Commission rules. No procedure has been adopted by the Committee for considering the recommendation of director nominees by stockholders, but the Committee will consider stockholder nominees for new directorship on the same basis as other nominees.
      The Committee has set no specific minimum qualification for a nominee to the Board of Directors, but the Committee considers the current make-up of the Board of Directors, the skills and business experience of the particular nominee, and the potential value the nominee would add to the Board of Directors. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Nominating and Governance Committee are Robert Hamada (Chairman), James Janning and Robert Gerrity. Paul Jones served on the Nominating and Governance Committee until October 24, 2005. Mr. Gerrity was appointed to the Nominating and Governance Committee effective October 24, 2005. Walden O’Dell served on the Nominating and Governance Committee in 2005, but resigned his position as a director of the Company effective February 14, 2005.
      Compensation and Benefits Committee. The Compensation and Benefits Committee is responsible for setting and administering the policies that govern base salary, annual bonus, long-term incentives and stock ownership programs for the Company’s executive officers. The Committee also reviews and recommends to the Board of Directors policies, practices and procedures relating to the establishment, investment of funds, and administration of employee benefit plans. The Board of Directors has determined that all of the members of the Compensation and Benefits Committee are independent, as defined under the applicable New York Stock Exchange rules. The members of the Compensation and Benefits Committee are Paul Jones (Chairman), Charles Campbell and John McCartney. Mr. McCartney joined the Compensation and Benefits Committee on October 24, 2005. Robert Gerrity and James Janning served on the Compensation and Benefits Committee until October 24, 2005.
      Executive Committee. The Executive Committee generally exercises the power and authority of the Board in the intervals between full board meetings. The members of the Executive Committee are Robert Welding (Chairman), Robert Hamada, James Janning, Charles Campbell and Paul Jones. Messrs. Campbell and Jones joined the Executive Committee on October 24, 2005. Joan Ryan served on the Executive Committee in 2005, but resigned her position as a director of the Company effective October 25, 2005.
Meetings of the Board of Directors and Committees
      During 2005, the Board of Directors held a total of seven meetings; the Compensation and Benefits Committee held four meetings; the Nominating and Governance Committee held three meetings; and the Audit Committee held ten meetings. The Executive Committee did not meet during 2005. No director attended less than 75 percent of the meetings of the Board and of each committee of which he or she was a member.
Compensation of Board Members
      In 2005, directors (other than the Chairman of the Board) who were not officers of the Company were entitled to receive an annual retainer of $40,000, a $1,000 fee for each Board meeting attended in person and $500 for each Board meeting attended by telephone. Non-employee directors also are entitled to receive the following annual retainers for committee membership: Audit: Chairman — $12,000, Member — $9,000; Compensation and Benefits: Chairman — $9,000, Member — $6,000; Nominating and Governance: Chairman — $9,000, Member — $6,000; Executive: $2,000. All directors may elect to receive stock options or stock awards in lieu of cash fees as described in the Company’s Stock Benefit Plan. Directors are also reimbursed for their expenses relating to attendance at meetings. Upon election, each non-employee director receives an initial stock option grant to purchase 5,000 shares of Common Stock.

      For 2005, the total equity compensation to each non-employee director was comprised of equity awards equivalent to approximately $40,000, which amount was split equally between stock awards and stock options. The stock awards and stock options have a three year pro-rata vesting schedule. For 2005, the stock award portion of the equity award to each non-employee director was 1,230 shares of Common Stock, calculated based on a closing price of $16.26 per share. The stock option portion of the equity award, which was made on April 27, 2005 (the date of the 2005 Annual Meeting), was comprised of a stock option grant of 4,405 shares of Common Stock having a value of approximately $20,000 based on a Black Scholes calculated value, which option has an exercise price equal to $14.26 per share, the closing market price of the Common Stock on April 27, 2005. Each of Messrs. McCartney and Goodwin received equity awards pro rata in proportion to the number of days they respectively served on the Board during the fiscal year.
      For his service as Chairman of the Board, Mr. Janning is entitled to receive an annual retainer of $70,000, a $2,000 meeting fee for each Board meeting attended in person and $500 for each Board meeting attended by telephone, and a per diem fee of $2,500 (up to a maximum of $150,000 per year). In 2005, Mr. Janning received per diem fees of $25,000. The Chairman also is entitled to receive an additional $10,000 of equity compensation, which amount is split equally between stock awards and stock options. The stock awards and stock options have a three year pro-rata vesting schedule. The stock award portion of the equity award is awarded on the date of the Company’s Annual Meeting of Stockholders and is calculated based on the closing price of the Common Stock on such date. The stock option portion of the equity award, which is also made as of the date of the Annual Meeting, is comprised of a stock option grant for the number of shares of Common Stock having a value of approximately $5,000, based on a Black-Scholes calculated value, which option shall have an exercise price equal to the closing market price of the Common Stock on the date of the Annual Meeting. For 2005, Mr. Janning received a stock award of 1,538 shares of Common Stock, and a stock option grant of 5,506 shares of Common Stock having an exercise price of $14.26 per share. Mr. Janning is also entitled to receive the same annual retainers for committee membership and annual stock option awards as those afforded to the other directors.
Corporate Governance
      The Company is committed to good corporate governance. The foundation of the Company’s corporate governance is the independence of its directors, being a good corporate citizen and a commitment to the interests of the Company’s stockholders. In accordance with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, the Board of Directors has adopted Corporate Governance Guidelines as well as charters for the Nominating and Governance Committee, the Compensation and Benefits Committee and the Audit Committee. These guidelines and charters, as well as the Business Conduct Policy and the Code of Ethics, are available for review on the Company’s website. In addition, the guidelines and charters are available in print to any stockholder who requests them in writing from the Secretary at the address provided below.
      The non-management directors of the Board meet regularly in executive session without management. The Chairman of the Nominating and Governance Committee acts as the presiding director of executive sessions. Directors may be contacted as a group, by committee or individually, and the presiding director or the non-management directors as a group may be contacted, on an anonymous and/or confidential basis, by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Oak Brook, IL 60523, Attn: Secretary. All such letters will be forwarded to the directors. The Company’s policy is for directors to attend the Annual Meeting of Stockholders. All of the Company’s directors except one attended the 2005 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation.
      There were no compensation committee interlocks or insider participation on the part of the members of our Compensation and Benefits Committee. The members and functions of the Compensation Committee are set forth above under “Committees of the Board of Directors.”

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information concerning compensation earned during the last three completed fiscal years for the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company in fiscal year 2005 (collectively, the “Named Officers”):

					Long-Term Compensation

					Awards		Payouts

		Annual Compensation				Securities
					Restricted	Underlying
Name and				Other Annual	Stock	Options/	LTIP	All Other
Principal Position	Year	Salary($)	Bonus($)	Compensation($)(1)	Awards($)(2)	SARs(#)	Payouts	Compensation($)(3)

Robert D. Welding	2005	$600,000	$707,940	$158,674	$782,460	136,200	0	$3,465
President and Chief	2004	600,000	144,000	370,022	947,500	50,000	0	3,075
Executive Officer(4)	2003	50,000	0	0	0	100,000	0	0
Stephanie K. Kushner	2005	278,253	218,874	0	167,440	29,300	0	4,720
Vice President and	2004	264,996	42,400	0	142,125	10,000	0	5,585
Chief Financial Officer	2003	245,000	29,400	0	78,250	45,000	0	6,406
Stephen C. Buck	2005	206,622	233,627	0	130,410	22,700	0	6,300
Former President, Safety	2004	189,996	48,360	0	142,125	15,000	0	6,346
Products Group(5)	2003	182,004	19,386	0	117,375	15,000	0	7,927
Marc F. Gustafson	2005	292,500	122,326	62,067	130,410	22,700	0	4,595
President, Fire	2004	74,038	120,000	0	271,650	15,000	0	0
Rescue Group(6)
Jennifer L. Sherman	2005	211,680	141,921	0	90,160	15,700	0	6,085
Vice President and	2004	191,664	47,040	0	37,900	10,000	0	6,000
General Counsel	2003	170,004	9,192	0	39,825	5,000	0	5,376

(1)	Mr. Welding received $144,509 for relocation expenses and $14,165 for the lease of a vehicle in 2005. Mr. Welding received $358,676 for relocation expenses and $11,346 for the lease of a vehicle in 2004. Mr. Gustafson received $50,667 for relocation expenses and $11,400 as an automobile allowance in 2005. Perquisites received by other Named Officers have been excluded because they do not exceed the applicable minimum amounts for disclosure.

(2)	Stock awards made prior to 2005 generally vest 25% on each anniversary date after the date of grant. Stock awards made in 2005 vest in full on the third anniversary of the date of grant. The number and aggregate value of unvested stock awards as of December 31, 2005 were: for Mr. Welding, 86,100 shares ($1,292,361); for Ms. Kushner, 21,025 shares ($315,585); for Mr. Buck, 18,725 shares ($281,062); for Mr. Gustafson, 19,350 shares ($290,443); for Ms. Sherman, 8,350 shares ($125,333). Dividends on restricted stock are paid at the regular rate.

(3)	Amounts include the Company-matching contribution under the Company’s 401(k) savings plan, in which most employees participate, and the Company’s supplemental savings plan.

(4)	Mr. Welding’s employment with the Company began on November 28, 2003.

(5)	Mr. Buck is the former President of the Safety Products Group. He ceased being an executive officer on March 6, 2006.

(6)	Mr. Gustafson’s employment with the Company began on October 5, 2004.

Option Grants in Last Fiscal Year
      The following table sets forth information concerning stock option grants made to the Named Officers in the year ended December 31, 2005:

						Grant Date
	Individual Grants					Value

			Percent of
			Total
	Number of		Options			Grant Date
	Securities		Granted to			Present Value
	Underlying		Employees in	Exercise or		Based on
	Options		Fiscal Year	Base Price	Expiration	Black-Scholes
Name	Granted (#)		(%)	($/Sh)	Date	Method(1)

Robert D. Welding	51,400	(2)	8.86	$16.01	2/10/15	$262,140
	84,800	(2)	14.62	$16.01	4/27/15	341,774
Stephanie K. Kushner	29,300	(2)	5.05	$16.01	2/10/15	149,430
Stephen C. Buck	22,700	(2)	3.91	$16.01	2/10/15	115,770
Marc F. Gustafson	22,700	(2)	3.91	$16.01	2/10/15	115,770
Jennifer L. Sherman	15,700	(2)	2.71	$16.01	2/10/15	80,070

(1)	The following assumptions were used under the Black-Scholes method: volatility — 27%; risk free rate of return — 4.2%; dividend yield — 1.7%; and expected life — 8 years.

(2)	Each option vests one-third per year over a three year period.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value
      The following table sets forth information with respect to the number of exercisable and unexercisable stock options held by the Named Officers at December 31, 2005, as well as the value of such stock options having an exercise price lower than the last reported trading price of the Common Stock on December 31, 2005. No stock options were exercised during 2005.

Value of
	No. of Securities	Unexercised
	Underlying	In-the-Money
	Unexercised Options	Options at
	at FY-End	FY-End($)
	Exercisable/	Exercisable/
Name	Unexercisable(#)	Unexercisable(1)

Robert D. Welding	50,000/ 236,200	0/ 0
Stephanie K. Kushner	22,500/ 86,800	$6,625/ $6,625
Stephen C. Buck	81,500/ 45,200	0/ 0
Marc F. Gustafson	0/ 37,700	0/ 0
Jennifer L. Sherman	12,700/ 28,200	0/ 0

(1)	Calculated by subtracting the exercise or base price from the closing stock price of $15.01 on December 30, 2005.
Retirement Plans
      The Company’s Retirement Plan provides retirement benefits for many salaried and hourly employees, including officers. Contributions are made on an actuarial group basis, and no specific amount of contributions is set aside for any individual participant. The following table sets forth the approximate annual pension benefit based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, as amended, which limits the annual benefits which may be paid from a tax-qualified retirement plan. The Company also maintains supplemental pension plans under which amounts in excess of the qualified plan limitations will be paid from the general funds of the Company, pursuant to the terms of the supplemental plans. No named executive officer is currently eligible to receive amounts pursuant to this supplemental plan.
Pension Plan Table

	Approximate Annual Straight-Life Annuity
	Pension Upon Retirement at 65
Average Annual Compensation for the
Five Consecutive Calendar Years of the	10 Years	15 Years	20 Years	25 Years	30 Years
Last Ten for Which Compensation is Highest	of Service	of Service	of Service	of Service	of Service

$100,000	$16,667	$25,000	$33,333	$41,667	$50,000
200,000	33,333	50,000	66,667	83,333	100,000
300,000	35,000	52,500	70,000	87,500	105,000
400,000	35,000	52,500	70,000	87,500	105,000
500,000	35,000	52,500	70,000	87,500	105,000
600,000	35,000	52,500	70,000	87,500	105,000
700,000	35,000	52,500	70,000	87,500	105,000
800,000	35,000	52,500	70,000	87,500	105,000
900,000	35,000	52,500	70,000	87,500	105,000
      The amount of pension benefits in the above table is reduced by one-half of the amount of available individual Social Security benefits. Estimated credited years of service are as follows: Mr. Welding, 1; Ms. Kushner, 2.5; Mr. Buck, 20; and Ms. Sherman, 10. Mr. Gustafson is not a participant in the Retirement Plan.
      The maximum benefit under the qualified Retirement Plan is $105,000 less one-half of Social Security payments. For purposes of the Retirement Plan, an employee’s compensation is his Annual Compensation as set forth in the Summary Compensation Table.
      Ms. Kushner may receive a supplemental payment upon retirement on or after age 57. She is entitled to a $25,000 annual supplemental payment after five years of employment with the Company. This annual supplemental payment will increase by $5,000 for each year she works after five years of employment, up to a maximum of $50,000 per year, beginning on or after age 57.
EMPLOYMENT AGREEMENTS AND OTHER AGREEMENTS
Employment Agreement with Robert D. Welding
      The Company has an employment agreement with Mr. Welding. The agreement continues until the December 31st following Mr. Welding’s 65th birthday subject to earlier termination by either the Company or the employee. Mr. Welding’s annual salary is approved by the Compensation and Benefits Committee, but may not be less than $600,000 or such higher minimum annual rate as determined by the Committee. In the discretion of the Board of Directors, Mr. Welding’s annual compensation may be increased during the term of the agreement. In the event of death prior to termination of employment, Mr. Welding’s estate is entitled to receive in monthly installments an amount equal to one year’s minimum compensation. The agreement provides that, during Mr. Welding’s employment and for a period of 36 months after termination of employment, he will not compete with the Company.
      The agreement’s provisions obligating the Company to make certain payments to Mr. Welding upon termination of employment in the event of a change of control of the Company have been superseded by the Company’s “change-in-control” agreement with Mr. Welding as described below. The agreement’s provisions relating to termination of Mr. Welding’s employment without cause have been superseded by the Company’s severance program described below.

Employment Termination Agreement with Stephanie K. Kushner
      During 2004, the Company had an employment termination agreement with Ms. Kushner pursuant to which, upon any termination by the Company of her employment without “cause,” she would be entitled to receive an amount equal to one year of her then current annual salary. Pursuant to the agreement, Ms. Kushner agreed not to solicit employees of the Company for a period of one year following termination of her employment, not to disclose confidential information and not to compete with the Company for a period of two years after payments were made to Ms. Kushner upon her termination by the Company without cause. The provisions of the agreement relating to termination of Ms. Kushner’s employment without cause have been superseded by the Company’s severance program described below.
Other Agreements
      The Company is party to separate “change-in-control” severance agreements with each of Mr. Welding, Ms. Kushner, Mr. Buck, Mr. Gustafson and Ms. Sherman. Each agreement generally provides that if the executive officer’s employment is terminated within two years after a change in control transaction without cause or for good reason, he or she will be entitled to a lump-sum cash payment equal to three times his or her annual compensation, including a bonus based upon his or her current annual target bonus opportunity established under the bonus plan in which the executive participates. In each case, the terminated executive will also be entitled to: (1) vesting and cash-out of all outstanding cash-based long-term incentive awards; (2) immediate and full vesting and lapse of restrictions on all outstanding equity-based long term incentive awards, including stock options and restricted stock awards; and (3) the continuation of health and welfare benefits for a period of up to three years following the date of termination.
      If the value of the cash payments and the continuation or acceleration of benefits upon termination under any of the severance agreements would subject the executive officer to the payment of a federal excise tax as “excess parachute payments,” the Company will be required to make an additional “gross-up” payment to cover the full cost of any excise tax and all of the executive’s additional federal, state and local income, excise and employment taxes owed by the executive.
      Under the severance agreements, a change in control transaction is generally defined as:

•	acquisition by any one person or group of beneficial ownership of 40 percent or more of the combined voting power of the Company’s then outstanding securities;

•	replacement of the majority of the directors of the Company during any period of twenty-four consecutive months;

•	consummation of a merger or consolidation with another corporation, other than (1) a merger or consolidation in which the combined voting securities of the Company immediately prior to such merger or consolidation continue to represent more than sixty percent of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no person or group acquires more than 40 percent of the combined voting power of the Company’s then outstanding securities;

•	approval by the stockholders of a plan or an agreement for the sale or disposition of all or substantially all of the Company’s assets; or

•	any other transaction that the Board of Directors designates as being a change in control.
      “Cause” generally means: (1) the executive officer’s willful and continued failure to substantially perform his or her duties; (2) the executive’s conviction of a felony; or (3) the executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. “Good reason” generally means: (1) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the change in control or a material reduction in the executive’s duties and authorities; (2) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (3) relocation of the executive to a new location in excess of 50 miles from the executive’s principal office immediately prior to the change in control; or (4) any material breach of the severance agreement by the Company.
Severance Program
      The Compensation and Benefits Committee has adopted a severance program effective January 1, 2005 under which certain employees and executive officers of the Company receive severance benefits. This severance program supersedes any previous severance agreements with the employees and executive officers covered under the policy. Under the severance program, the Named Executive Officers receive severance benefits upon termination of their employment by the Company without cause or their voluntary termination of employment for good reason. These benefits for the Named Executive Officers include: (1) payment of twelve months of their base salary and target bonus; (2) payment of a pro rata portion of their targeted bonus for the year of termination; and (3) a continuation of health benefits for 18 months after termination. The program requires executive officers to agree to certain restrictive covenants regarding noncompetition, nonsolicitation and confidentiality following termination of employment with the Company. Unvested long-term incentive award grants held by the executives are forfeited.
COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation and Benefits Committee of the Board of Directors consists of three independent outside directors. The Committee is responsible for setting and administering the policies that govern base salary, annual bonus, long-term incentives, and stock ownership programs for the executive officers of the Company.
Compensation Philosophy
      The Company’s compensation programs are designed to drive and reinforce the Company’s articulated business goals and strategies. The Company has adopted a value-based management philosophy which emphasizes entrepreneurship and rewards managers and employees that think and act like owners. The pay programs are designed to encourage collaboration and the maximization of long-term shareholder value. Key elements of the Company’s executive compensation philosophy are summarized below:

•	To attract, motivate, and retain highly experienced executives who are vital to the Company’s short- and long-term success, profitability, and growth;

•	To create alignment with executives and business performance by rewarding executives for the achievement of strategic goals that successfully drive the operations of the Company;

•	To differentiate executive rewards based on actual performance; and

•	To provide targeted compensation levels that are consistent with the 50th percentile of competitive market practice for base salary, annual incentives, and long-term incentives.
Components of Compensation
      The major components of the Company’s executive compensation program are base salary, annual incentives, long-term incentives, and certain other benefits. Annual incentive plans include performance measures that are relevant to the Company’s operations and financial performance, with respect to creating economic value. Long-term incentives may include various vehicles, as appropriate, including but not limited to stock options, stock appreciation rights, restricted stock, and performance shares/units. Additionally, certain executive benefits and perquisites may be utilized when determined to be appropriate based on corporate initiatives and competitive practices.
      Total compensation levels for the Company’s executives are compared to the compensation paid to executives at a specified peer group of companies using external market data. The peer group is comprised of industrial manufacturing companies adjusted for size comparability with whom the Company competes for attracting and retaining talent. External market data from these peer companies, as provided by an independent consulting firm, is used to benchmark targeted pay levels by executive position for base pay, annual bonus, long-term incentives, and total compensation. The Committee also may utilize published survey data to supplement the determination of competitive levels of compensation in the marketplace. In addition, the Committee utilizes tally sheets for the top executives to provide a current and historical perspective on compensation levels.
Base Salaries
      The Committee annually evaluates the individual performance of the executive officers based on performance reviews conducted by the Chief Executive Officer. In evaluating each executive officer, the Committee qualitatively reviewed the significance of the position held by the officer and the officer’s experience and performance on the job, which is based on an assessment of the officer’s management skills, judgment, application of knowledge and information, and support of corporate values and priorities.
      Base salaries are targeted to be at the 50th percentile of competitive market practice, but may be adjusted to recognize varying levels of responsibility, prior experience, breadth of knowledge, and internal equity issues, as well as external pay practices. For 2005, the Committee set base salary levels for the executive officers and the Chief Executive Officer based primarily on external market data and the performance of each executive officer during the previous year.
Annual Incentives
      2005 Annual Incentive Awards. In accordance with Federal Signal’s goal to strengthen the linkages between pay and financial performance, the Company redesigned its annual incentive program. Beginning in fiscal 2005, bonuses are based exclusively on the increases in economic value of the Company and/or individual business units over the prior year. Economic value is determined by a formula taking into account the after-tax operating income and the average operating investment of the Company or business unit.
      Eligible executives are assigned threshold, target, and maximum bonus levels. If the threshold level of economic value creation is not met, no bonus is paid.
      To encourage a longer-term perspective while continuing to reward participants for the achievement of annual goals, the bonus plan for executives includes a “Carry-Forward Bonus” feature. Carry-Forward Bonus allows participants in the bonus plan to earn — over the two-year period following the year of the bonus opportunity — any bonus opportunity (up to specified maximum limits) that was not attained during the current plan year. Executives can earn the balance of the attained bonus opportunity whenever cumulative value targets are achieved during the subsequent two years. No Carry-Forward Bonus from a prior year is earned if the target level of performance for the current year is not achieved.
      To maintain alignment with the Company’s updated executive compensation philosophy, the target annual incentives for each executive officer are targeted at the 50th percentile for similar positions as reported within the comparator group. In a given year, Carry-Forward Bonus from prior years may increase the annual bonus opportunity of the executive officers above the regular target levels.
      Although annual bonuses depend primarily on the achievement of performance objectives as described above, the Committee may reduce, but not increase, awards based on other financial or nonfinancial actions that the Committee believes will benefit long-term stockholder value.
Long-Term Incentives
      Long-term incentives are provided under the Company’s long-term incentive plans. A combination of stock options, stock appreciation rights, restricted stock, performance shares/units, and other types of awards may be used, as determined appropriate to attract, retain, and motivate key executives.
      To give executives an incentive to increase stockholder value and to compensate them in accordance with such increases in stockholder value, the Committee generally grants stock options and restricted stock awards to executives on an annual basis.

      In accordance with the Company’s updated compensation philosophy and goal to strengthen the relationship between pay and performance, the Company considers the executive’s level of responsibility, prior experience, historical award data, individual performance, and compensation practices at peer companies when granting long-term incentives. The Committee’s objective is to provide annualized long-term incentive award opportunities at the 50th percentile of competitive market practice for long-term incentives, based on economic value at grant.
      The Company maintains stock ownership guidelines for certain officers. These guidelines are maintained in order to strengthen the link between long-term corporate performance and executive rewards. Individual stock ownership targets are based on a multiple of the executive’s base salary. The executives have between three and five years from the date they become subject to the stock ownership guidelines to meet the guidelines. Both direct and indirect forms of ownership are recognized in achieving the requirements. Direct ownership will be in the form of shares of the Company’s Common Stock owned. Indirect ownership includes unvested restricted shares, 401(k) funds invested in the Company’s Common Stock, and deferred compensation invested in the Company’s common share equivalents.
Other Benefits
      The Company provides to its employees a qualified defined contribution plan benefit (401(k) savings plan). All employees of Federal Signal Corporation and its affiliated subsidiaries are eligible to participate in this 401(k) savings plan.
      The Company provides to certain executives a nonqualified deferred compensation plan benefit. This supplemental retirement plan provides participants restoration of the benefits they would have received under the 401(k) savings plan if it were not for the limitation imposed by the Internal Revenue Code. In addition, the plan allows participants to defer part of their cash compensation. The plan is secured by a rabbi trust that is fully funded using the Company’s Common Stock and plan benefits are paid out of the trust to avoid variable accounting treatment.
      Executives currently participate in the Company’s broad-based employee health and welfare benefits programs. Additional life insurance and long-term disability benefits are available to executives through voluntary programs. Mr. Welding receives an additional executive life insurance benefit through his employment contract. Executives receive a monthly vehicle allowance benefit in an amount that is consistent with their position and level in the organization, and prevailing market practices.
      The Company provides a broad-based relocation program to executive officers, directors, managers, and other employees that pays moving expenses and guarantees a minimum payment of the appraised value of the executive’s home regardless of the sale price. In certain circumstances, the executive may also be entitled to an additional payment equal to demonstrable losses incurred by the executive in the sale of a home that was purchased in the five years prior to relocation.
2005 Compensation for the CEO
      The Committee meets without the Chief Executive Officer present to evaluate his performance and establish his compensation. Compensation for the Company’s Chief Executive Officer is based on the same basic factors as described above for the other members of senior management. Mr. Welding participates in the same executive compensation plans available to other executive officers.
      In establishing the base salary, cash incentive awards, and stock awards, the Committee considered the Company’s overall performance and other factors. Mr. Welding’s 2005 total cash compensation was $1,307,940. Mr. Welding had a base salary of $600,000 which was the same as his base salary in 2004. Mr. Welding earned an annual bonus of $707,940 for services rendered in fiscal 2005. This represented a payout above target and is the result of Federal Signal exceeding its financial performance targets set prior to the start of 2005. In addition, Mr. Welding was granted a nonqualified stock option for 136,200 shares of Federal Signal common stock, and was also granted 48,600 restricted shares of Federal Signal common stock.

The stock options vest one-third per year over a three-year period. The restricted stock awards vest 100 percent after the third anniversary of the grant date.
Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be nondeductible for federal income tax purposes, subject to certain exceptions. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee’s view, such arrangements are in the best interests of the Company and its shareholders.
Summary
      The Committee believes that the caliber and motivation of Federal Signal’s key employees and the quality of their leadership make a significant difference in the long-term performance of the Company. We have developed new pay strategies and refined the design of our pay programs in order to strengthen the alignment of the interests of our executives and employees with those of our shareholders. This continues to be a focus as the Company successfully completes its announced restructuring activities and improves financial performance.
SUBMITTED BY THE COMPENSATION AND BENEFITS COMMITTEE

PAUL W. JONES, CHAIRMAN	CHARLES R. CAMPBELL	JOHN F. MCCARTNEY
AUDIT COMMITTEE REPORT
      The Audit Committee of the Company’s Board of Directors is currently comprised of four directors, none of whom are officers or employees of the Company. All members are “independent” under rules adopted by the New York Stock Exchange and the Sarbanes-Oxley Act. The Board of Directors has adopted a charter for the Audit Committee, which was included as Exhibit A to the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 22, 2005 and is available on the Company’s website.
      In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices, and compliance with legal and regulatory requirements of the Company, including its code of business ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries, subject to approval of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviewed disclosures made by the Company’s management during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.
      The Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including under

Independence Standards Board Standard No. 1), and considered the compatibility of non-audit services with the accountants’ independence.
      The Committee has adopted a policy for the pre-approval of all services and fees to be provided by the Company’s independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Committee annually pre-approves general and specific services and fees. The Committee periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Committee at its next meeting.
      The Committee discussed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE

CHARLES R. CAMPBELL, CHAIRMAN	ROBERT M. GERRITY

JAMES E. GOODWIN	ROBERT S. HAMADA

ACCOUNTING INFORMATION
      Ernst & Young LLP was selected by the Company to serve as its independent registered public accounting firm for the fiscal year ended December 31, 2005. The Company has not yet obtained fee and audit proposals for audit services for 2006. As a result, the Board of Directors has not yet appointed an independent registered public accounting firm for the fiscal year ending December 31, 2006.
      Ernst & Young LLP fees for 2004 and 2005 were:

	Audit	Audit-Related	Tax	All Other
	Fees(1)	Fees(2)	Fees(3)	Fees(4)	Total

2004	$1,839,000	18,000	256,000	—	$2,113,000
2005	$2,540,000	—	100,000	—	$2,640,000

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for: (a) the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (b) the audit of the Company’s system of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements. Fees incurred principally relate to elective audit procedures performed at a non-US subsidiary.

(3)	Tax Fees — These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	All Other Fees — These are fees for miscellaneous other services performed by Ernst & Young LLP that do not meet the above categories.
      The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by the Company’s independent registered public accounting firm for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. This policy is described above in the Audit Committee Report. All of such services and fees provided by the Company’s independent registered public accounting firm during 2005 were pre-approved by the Audit Committee.

STOCKHOLDER RETURN PERFORMANCE GRAPH
      The following graph compares the cumulative stockholder returns, assuming the reinvestment of dividends, of the Company’s Common Stock on an index basis with the S&P Industrials Index, the S&P Midcap 400 Index and the Russell 2000 for the five-year period ending December 31, 2005:
Comparison of 5 Year Cumulative Total Return*
Among Federal Signal Corporation, The Russell 2000 Index,
The S & P Midcap 400 Index and the S & P Industrials Index

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

	12/00	12/01	12/02	12/03	12/04	12/05

Federal Signal Corporation	100.00	117.67	106.41	100.02	103.08	88.92
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
S & P Midcap 400	100.00	99.39	84.97	115.24	134.23	151.08
S & P Industrials	100.00	94.26	69.43	91.78	108.33	110.85
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information about equity compensation plans of the Company as of December 31, 2005:

Plan Category
	Number of Securities	Weighted
	to be Issued Upon	Average Exercise	Number of Securities
Equity Compensation	Exercise of	Price of	Remaining Available
Plans Approved by	Outstanding	Outstanding	for Future
Security Holders(1)	Options(#)	Options	Issuance(#)

1988 Stock Benefit Plan	102,825	$24.75	0
1996 Stock Benefit Plan	2,478,318	$19.10	552,721
2005 Executive Incentive Compensation Plan	135,730	$15.86	3,825,101

Total	2,716,873	$19.15	4,377,822

(1)	The Company has no equity compensation plans which have not been approved by stockholders.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In July 2002, the Compensation and Benefits Committee of the Board of Directors voted to prohibit any additional loans to executive officers. All loans to executive officers outstanding on such date must be repaid in accordance with their terms. During fiscal 2005, the Company had no such loans outstanding.
FUTURE STOCKHOLDER PROPOSALS
      In order to be considered for inclusion in the proxy statement for the 2007 Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before November 20, 2006.
      In order for other business to be considered at the 2007 Annual Meeting, it must be received by the Company on or before February 3, 2007. In addition, stockholders can nominate candidates for election as directors at stockholder meetings by following the procedures set forth in the proxy statement under “Committees of the Board of Directors — Nominating and Governance Committee.”
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that all of its directors, officers and beneficial owners of more than 10 percent of its Common Stock filed all such reports on a timely basis during 2005.
OTHER BUSINESS
      As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the meeting. If any other proper business should be presented to the meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

By order of the Board of Directors,

Jennifer L. Sherman
Secretary
Federal Signal Corporation

c/o National City Bank
Corporate Trust Operations
Locator 5352
P.O. Box 92301
Cleveland, OH 44101-4301

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FEDERAL SIGNAL CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby nominates, constitutes and appoints Jennifer L. Sherman and Lana J. Noel (the “Proxies”), or either of them, with full power to act alone, true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as indicated on this proxy card all of the shares of common stock, $1.00 par value, of Federal Signal Corporation entitled to be voted by the undersigned at the 2006 Annual Meeting of Stockholders to be held at the Doubletree Guest Suites and Conference Center, 2111 Butterfield Road, Downers Grove, Illinois on Tuesday, April 25, 2006 at 3:30 p.m., local time, and at all adjournments or postponements thereof.
This Proxy will be voted in accordance with specifications made. If no choices are indicated, this Proxy will be voted FOR the nominees listed in Proposals 1 and 2.

Dated:	, 2006

Signature(s)
Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.

ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
If you are a registered holder of shares of Federal Signal, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent by checking the box below, in the future, when Federal Signal’s stockholder communications are available over the Internet, the package you receive by mail containing your proxy voting card will contain the Internet location where such material is available (http://www.federalsignal.com). The stockholder communication materials will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until revoked by you. You may revoke your consent at any time and/or request paper copies of any stockholder communications by notifying Federal Signal’s transfer agent, National City Bank, or Federal Signal in writing at the address below.
Federal Signal Corporation
1415 W. 22nd Street #1100
Oak Brook, IL 60523
To give your consent to receive such materials electronically, check the appropriate box located below on the attached proxy/voting instruction card when you vote by mail.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
â Please fold and detach card at perforation before mailing. â

Federal Signal Corporation	Proxy

Unless otherwise instructed, this Proxy will be voted FOR the nominees listed in Proposals 1 and 2.
1. ELECTION OF CLASS I DIRECTORS

☐	FOR all nominees listed below (except as otherwise marked below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Instructions: To withhold authority to vote for any individual nominee, draw a line through that nominee’s name listed below.
(1) James E. Goodwin      (2) James C. Janning      (3)  Robert D. Welding
2. ELECTION OF CLASS II DIRECTOR

☐	FOR nominee listed below	☐	WITHHOLD AUTHORITY to vote for nominee listed below

(4) John F. McCartney
The Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof in such manner as said Proxies shall determine in their sole discretion.

☐	By checking the box to the left, I consent to future access to stockholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand Federal Signal may no longer distribute printed materials to me for any future stockholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing Federal Signal’s transfer agent, National City Bank, or Federal Signal and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.
(Continued, and to be signed, on the reverse side)